Exhibit T3A-12

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRUMP MARINA ASSOCIATES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) relates to the formation and operation of TRUMP MARINA ASSOCIATES, LLC, a New Jersey limited liability company (the “Company”) formed on                     , 2005 pursuant to the provisions of the New Jersey Limited Liability Company Act (Title 42:2B-20 of the New Jersey Statutes) (the “Act”), of which Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership, is the sole member (the “Member”).

1. Name. The name of the Company shall be Trump Marina Associates, LLC, or such other name as the Member, from time to time, may determine and register in the New Jersey Office of the Secretary of State.

2. Principal Office. The principal office of the Company shall be 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401 or such other place within or outside the State of New Jersey as may be designated by the Member. The Member may provide additional offices for the Company if deemed advisable for the conduct of the Company’s business.

3. Filings. The Member, designated officers, or its attorney in fact, from time to time are authorized to execute, acknowledge, verify, file, record and publish, or cause to be executed, acknowledged, verified, filed, recorded and published, all such applications, certificates and other documents, and do or cause to be done all such other acts, as the Member may reasonably deem necessary or appropriate to comply with the requirements of law for the formation, qualification and operation of the Company as a limited liability company in all jurisdictions in which the Company shall desire to conduct business.

4. Purpose. The purposes of the Company shall be to perform and/or engage in any lawful business, purpose or activity permitted by the Act, including, without limitation, to promote, develop, manage and conduct resort and casino gaming operations, and to enter into, make and perform all contracts, agreements and other undertakings and to do all other things necessary, suitable, desirable or proper for the accomplishment of, or in furtherance of, any of the purposes permitted by law and to do every other act or acts incidental to, or arising from, or connected with, any of such purposes.

5. Term. The term of the Company commenced on the date the Company filed its Certificate of Formation and shall continue in existence until dissolved in accordance with the Act or as otherwise provided in the Company’s Certificate of Formation.

6. Name and Capital Contributions of Member. The name of the sole Member is Trump Entertainment Resorts Holdings, L.P. The Member may make contributions to the capital of the Company as it, in its sole discretion, may determine and such contributions may be in cash or in kind, including equity interests in casino gaming entities. No additional members shall be admitted to the Company without the prior approval of the Member.

7. Membership Certificates.

A. Ownership of an interest in the Company may be evidenced by the issuance of membership certificate(s) and any such ownership may be freely transferred, subject to the provisions of Section 10 hereof, by the endorsement and delivery of such certificate(s) and any such transferee shall be deemed admitted as a member. Upon submission by an assignee to the Company of an assumption of the transferring member’s obligations to the Company and compliance with Section 10 hereof, including those obligations arising hereunder, the assignee shall be deemed to be a member of the Company. The Member hereby authorizes and directs the initial issuance of a one hundred (100%) percent membership interest. Resignation of a member shall be in accordance with the Act.

B. Any certificate of membership interest issued by the Company and the membership interest represented thereby shall constitute a security governed by Article 8 of the Uniform Commercial Code then in effect in the State of New Jersey.

8. Operation of the Company.

A. Except as otherwise expressly provided in this Agreement, the rights and obligations of the Member, the management of the affairs of the Company, the conduct of its business, and its dissolution and all other matters shall be governed by the Act.

B. In managing the affairs of the Company, the Member may appoint such representatives to act on its behalf, using such titles as the Member, in its sole discretion, may determine.

9. Management.

A. Management of the Company and all of its affairs shall be vested in the Member. The Member, in its sole discretion may, from time to time, appoint any individual(s) as officers and/or a board of managers with such powers, duties, authorities, responsibilities and titles as the Member may deem appropriate. In the event that the Member appoints officers with “corporate” titles but fails to delineate the powers, duties, authority and responsibilities of such officers in writing those officers shall have such powers, duties, authority and responsibilities typically given to corporate officers who have such titles. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer appointed by the Member may be removed at any time by the Member and any vacancy in any office shall be filled by the Member.

B. Any person or entity dealing with the Company or an officer may rely upon a certificate signed by an officer as to:

i.	the identity of the officer or the Member;

ii.	the existence or non-existence of any fact or facts which constitute a condition precedent to acts of the officers or this Company;

iii.	the persons or entities authorized to execute and deliver any instrument or document on behalf of the Company; or

iv.	any other matter involving the Company.

10. New Jersey Casino Control Act. Notwithstanding anything to the contrary contained in this Agreement:

A. This Agreement will be deemed to include all provisions required by the New Jersey Casino Control Act (the “Casino Control Act”) and the regulations thereunder and, to the extent that anything contained in this Agreement is inconsistent with the Casino Control Act, the provisions of the Casino Control Act shall govern. All provisions of the Casino Control Act, to the extent required by law to be included in this Agreement or incorporated herein by reference, are fully restated in this Agreement.

B. If the continued holding of a Company interest by any member will disqualify the Company to continue as the owner and operator of a casino license in the State of New Jersey under the provisions of the Casino Control Act, such member shall enter into such escrow, trust of similar arrangement as may be required by the New Jersey Casino Control Commission (the “Commission”) under the circumstances. It is the intent of this Section 10 to set forth procedures to permit the Company to continue, on an uninterrupted basis, as the owner and operator of a casino license under the provisions of the Casino Control Act.

C. (i) All transfers (as defined by the Casino Control Act) of securities (as defined by the Casino Control Act) or other interest in the Company shall be subject to the right of prior approval by the Commission; and (ii) the Company shall have the absolute right to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the Company in the event that the Commission disapproves a transfer in accordance with the provisions of the Casino Control Act.

D. Each member hereby agrees to cooperate reasonably and promptly with the others in obtaining any and all licenses, permits or approvals required by any governmental authority or deemed expedient by the members in connection with the Casino Control Act.

E. Each member shall have the right to offer to acquire any Company interest required to be disposed of pursuant to this Section on the same basis as other potential purchasers subject to the Casino Control Act.

11. Allocations. Items of income, gain, loss, deduction and credit shall all be allocated to the Member.

12. Distributions. Distributions of cash or property may be made at such times as the Member deems appropriate, provided however, that the Company shall not make any distributions if such distributions would violate the Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make any distribution as soon as practicable provided that the making of such distribution would not cause such violation, breach or default.

13. Indemnification. The Company shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have the power to indemnify under the Act, including, without limitation, any officer, employee, or agent, from and against any and all expenses, liabilities or other matters for which indemnification is permitted under the Act. The Company shall advance expenses to the fullest extent permitted by the Act. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, consent of the Member or otherwise. Notwithstanding the foregoing provisions, the indemnification and advancement of expenses provided for herein shall not relieve anyone from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (A) in breach of such person’s duty of loyalty to the Company, (B) not in good faith or involving a knowing violation of law, or (C) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article 13 and no amendment, repeal or termination of effectiveness of any law authorizing this Article 13 shall apply to or have any effect on the liability or alleged liability of any officer, employee or agent of the Member for or with respect to any acts or omissions of such person occurring prior to such amendment, repeal or termination of effectiveness.

14. Applicable Law. This Agreement and the rights of the Member and the Company shall be interpreted in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

15. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

16. Amendments. The Member from time to time may amend and/or restate this Agreement as it, in its sole discretion, may deem necessary or desirable.

In Witness Whereof, the undersigned has duly executed this Limited Liability Company Agreement as of                     , 2005.

SOLE MEMBER:

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:
Name:
Its:

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